UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

CERIDIAN HCM HOLDING INC.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

15677J108
(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Holdco, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
61,456,833(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
61,456,833(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,456,833(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
44.07% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Includes all shares owned by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Advisors VI, LLC, THL Equity Fund VI Investors (Ceridian), L.P., THL Equity Fund VI Investors (Ceridian) II, L.P., THL Equity Fund VI Investors (Ceridian) III, LLC, THL Equity Fund VI Investors (Ceridian) IV, LLC, THL Equity Fund VI Investors (Ceridian) V, LLC, THL Equity Fund VI Investors (Ceridian) VI, LP, THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, L.P., and Putnam Investments Employees’ Securities Company III LLC.

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
61,456,833(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
61,456,833(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,456,833(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
44.07% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Includes all shares owned by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Advisors VI, LLC, THL Equity Fund VI Investors (Ceridian), L.P., THL Equity Fund VI Investors (Ceridian) II, L.P., THL Equity Fund VI Investors (Ceridian) III, LLC, THL Equity Fund VI Investors (Ceridian) IV, LLC, THL Equity Fund VI Investors (Ceridian) V, LLC, THL Equity Fund VI Investors (Ceridian) VI, LP, THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, L.P., and Putnam Investments Employees’ Securities Company III LLC.

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
61,456,833(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
61,456,833(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,456,833(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
44.07% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  Includes all shares owned by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Advisors VI, LLC, THL Equity Fund VI Investors (Ceridian), L.P., THL Equity Fund VI Investors (Ceridian) II, L.P., THL Equity Fund VI Investors (Ceridian) III, LLC, THL Equity Fund VI Investors (Ceridian) IV, LLC, THL Equity Fund VI Investors (Ceridian) V, LLC, THL Equity Fund VI Investors (Ceridian) VI, LP, THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, L.P., and Putnam Investments Employees’ Securities Company III LLC.

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Equity Advisors VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
61,456,833(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
61,456,833(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,456,833(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
44.07% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  Includes all shares owned by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Advisors VI, LLC, THL Equity Fund VI Investors (Ceridian), L.P., THL Equity Fund VI Investors (Ceridian) II, L.P., THL Equity Fund VI Investors (Ceridian) III, LLC, THL Equity Fund VI Investors (Ceridian) IV, LLC, THL Equity Fund VI Investors (Ceridian) V, LLC, THL Equity Fund VI Investors (Ceridian) VI, LP, THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, L.P., and Putnam Investments Employees’ Securities Company III LLC.

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Equity Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
17,669,359

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
17,669,359

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,669,359

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.67%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Parallel Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
11,964,749

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
11,964,749

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,964,749

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.58%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Parallel (DT) Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,090,001

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,090,001

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,090,001

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.50%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
17,886,457

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
17,886,457

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,886,457

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.83%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
8,000,628

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
8,000,628

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,000,628

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.74%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) III, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
313,528

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
313,528

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
313,528

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.22%

12	TYPE OF REPORTING PERSON
OO

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) IV, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
447,857

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
447,857

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
447,857

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.32%

12	TYPE OF REPORTING PERSON
OO

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) V, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
95,493

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
95,493

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
95,493

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.07%

12	TYPE OF REPORTING PERSON
OO

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) VI, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,649,535

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,649,535

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,649,535

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.90%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
119,969

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
119,969

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
119,969

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.09%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
THL Operating Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
38,478

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
38,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,478

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.03%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
Great-West Investors, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
90,427

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
90,427

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
90,427

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.06%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 15677J108	13G
1	NAMES OF REPORTING PERSONS
Putnam Investments Employees’ Securities Company III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
90,352

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
90,352

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
90,352

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.06%

12	TYPE OF REPORTING PERSON
OO

Item 1 (a).	Name of Issuer:

Ceridian HCM Holding Inc. (“Issuer”)

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

3311 East Old Shakopee Road
Minneapolis, Minnesota 55425

Item 2 (a).	Name of Person Filing:

This statement is being filed on behalf of the following (collectively, the “Reporting Persons): (1) THL Holdco, LLC, a Delaware limited liability company (“THL Holdco”); (2) Thomas H. Lee Advisors, LLC, a Delaware limited liability company (“THL Advisors”); (3) Thomas H. Lee Partners, L.P., a Delaware limited partnership (“THL Partners”); (4) Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership (“THL Equity VI”); (5) Thomas H. Lee Parallel Fund VI, L.P., a Delaware limited partnership (“Parallel Fund VI”); (6) Thomas H. Lee Parallel (DT) Fund VI, L.P., a Delaware limited partnership (“DT Fund VI”); (7) THL Equity Advisors VI, LLC, a Delaware limited liability company (“THL Equity Advisors VI”); (8) THL Equity Fund VI Investors (Ceridian), L.P., a Delaware limited partnership (“THL Ceridian I”); (9) THL Equity Fund VI Investors (Ceridian) II, L.P., a Delaware limited partnership (“THL Ceridian II”); (10) THL Equity Fund VI Investors (Ceridian) III, LLC, a Delaware limited liability company (“THL Ceridian III”); (11) THL Equity Fund VI Investors (Ceridian) IV, LLC, a Delaware limited liability company (“THL Ceridian IV”); (12) THL Equity Fund VI Investors (Ceridian) V, LLC, a Delaware limited liability company (“THL Ceridian V”); (13) THL Equity Fund VI Investors (Ceridian) VI, LP, a Delaware limited partnership (“THL Ceridian VI” and together with THL Ceridian I, THL Ceridian II, THL Ceridian III, THL Ceridian IV and THL Ceridian V, the “THL Ceridian Funds”); (14) THL Coinvestment Partners, L.P., a Delaware limited partnership (“THL Coinvestment”); (15) THL Operating Partners, L.P., a Delaware limited partnership (“THL Operating”); (16) Great-West Investors, L.P., a Delaware limited partnership (“Great-West”); and (17) Putnam Investments Employees’ Securities Company III LLC, a Delaware limited liability company (“Putnam III”).  Entities (1) through (15) are referred to as the “THL Entities.”

THL Holdco is the managing member of THL Advisors, which is the general partner of THL Partners, which in turn is the general partner of THL Coinvestment and THL Operating and the sole member of THL Equity Advisors VI. THL Advisors is attorney in fact for Great-West and Putnam Investments, LLC, which is the managing member of Putnam III with respect to the shares of common stock they hold. THL Equity Advisors VI is the general partner of Parallel Fund VI, DT Fund VI, THL Equity VI and the general partner or sole member, as applicable, of the THL Ceridian Funds.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

The address of Great-West:
8515 East Orchard Road, Greenwood
Village, Colorado 80111

The address of Putnam III:
c/o Putnam Investment, Inc.
100 Federal Street
Boston, Massachusetts, 02110

For each of the other Reporting Persons:
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Item 2 (c).	Citizenship:

THL Holdco, LLC – Delaware
Thomas H. Lee Advisors, LLC – Delaware
Thomas H. Lee Partners, L.P. – Delaware
THL Coinvestment Partners, L.P. – Delaware
THL Operating Partners, L.P. – Delaware
THL Equity Advisors VI, LLC – Delaware
Thomas H. Lee Parallel Fund VI, L.P. – Delaware
Thomas H. Lee Parallel (DT) Fund VI, L.P. – Delaware
Thomas H. Lee Equity Fund VI, L.P. – Delaware
THL Equity Fund VI Investors (Ceridian), L.P. – Delaware
THL Equity Fund VI Investors (Ceridian) II, L.P. – Delaware
THL Equity Fund VI Investors (Ceridian) III, LLC – Delaware
THL Equity Fund VI Investors (Ceridian) IV, LLC – Delaware
THL Equity Fund VI Investors (Ceridian) V, LLC – Delaware
THL Equity Fund VI Investors (Ceridian) VI, LP – Delaware
Great-West Investors, L.P. – Delaware
Putnam Investments Employees’ Securities Company III LLC – Delaware

Item 2 (d).	Title of Class of Securities:

Common Stock par value $0.01 per share (“Common Stock”)

Item 2 (e).	CUSIP Number:

15677J108

Item 3.	Not Applicable

Item 4	Ownership

Item 4(a)	Amount Beneficially Owned

The Reporting Persons may be deemed to beneficially own in the aggregate 61,456,833 shares of the Issuer’s Common Stock, representing, in the aggregate, 44.07% of the Issuer’s Common Stock.  The calculation of the foregoing percentage is based on 139,453,710 shares of Common Stock outstanding as of December 31, 2018, as provided by the Issuer.

The following shares were owned by the Reporting Persons on December 31, 2018:

THL Advisors owned 61,456,833 shares of Common Stock of the Issuer representing approximately 44.07% of the Outstanding Shares.

THL Holdco owned 61,456,833 shares of Common Stock of the Issuer representing approximately 44.07% of the Outstanding Shares.

THL Partners owned 61,456,833 shares of Common Stock of the Issuer representing approximately 44.07% of the Outstanding Shares.

THL Equity Advisors VI owned 61,456,833 shares of Common Stock of the Issuer representing approximately 44.07% of the Outstanding Shares.

THL Coinvestment owned 119,969 shares of Common Stock of the Issuer representing approximately 0.09% of the Outstanding Shares.

THL Operating owned 38,478 shares of Common Stock of the Issuer representing approximately 0.03% of the Outstanding Shares.

Parallel Fund VI owned 11,964,749 shares of Common Stock of the Issuer representing approximately 8.58% of the Outstanding Shares.

DT Fund VI owned 2,090,001 shares of Common Stock of the Issuer representing approximately 1.50% of the Outstanding Shares.

THL Equity VI owned 17,669,359 shares of Common Stock of the Issuer representing approximately 12.67% of the Outstanding Shares.

THL Ceridian I owned 17,886,457shares of Common Stock of the Issuer representing approximately 12.83% of the Outstanding Shares.

THL Ceridian II owned 8,000,628 shares of Common Stock of the Issuer representing less than 5.74% of the Outstanding Shares.

THL Ceridian III owned 313,528 shares of Common Stock of the Issuer representing approximately 0.22% of the Outstanding Shares.

THL Ceridian IV owned 447,857 shares of Common Stock of the Issuer representing approximately 0.32% of the Outstanding Shares.

THL Ceridian V owned 95,493 shares of Common Stock of the Issuer representing approximately 0.07% of the Outstanding Shares.

THL Ceridian VI owned 2,649,535 shares of Common Stock of the Issuer representing approximately 1.90% of the Outstanding Shares.

Great-West owned 90,427 shares of Common Stock of the Issuer representing approximately 0.06% of the Outstanding Shares.

Putnam III owned 90,352 shares of Common Stock of the Issuer representing approximately 0.06% of the Outstanding Shares.

Each of the Reporting Persons disclaims beneficial ownership of the shares listed in this report, and this report shall not be deemed an admission the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

By virtue of the relationship among the Reporting Persons described herein, the Reporting Persons may be deemed to share beneficial ownership with respect to the shares reported herein.  Each of the Reporting Persons expressly disclaims the existence of such beneficial ownership and this report shall not be deemed an admission that any of the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or any other purposes, except to the extent of its pecuniary interest therein.

Item 4(b)	Percent of Class

See Item 4(a) hereof.

Item 4(c)	Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote:
See Row 5 of each cover page.

(ii)	Shared power to vote or to direct the vote:
See Row 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of:
See Row 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of:
See Row 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

The responses of the Reporting Persons to Items 2(a) and 4(a) are incorporated herein by reference.

Under certain circumstances, partners or members of a Reporting Person, as the case may be, could have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock owned by such Reporting Person.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4(a) above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019	THOMAS H. LEE ADVISORS, LLC
By: THL Holdco, LLC, its Managing Member

By: /s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019	THOMAS H. LEE PARTNERS, L.P.
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019	THL HOLDCO, LLC

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THL EQUITY ADVISORS VI, LLC
By: Thomas H. Lee Partners, L.P.
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THOMAS H. LEE EQUITY FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC, its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THOMAS H. LEE PARALLEL FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC, its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC, its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THL EQUITY FUND VI INVESTORS (CERIDIAN), LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THL EQUITY FUND VI INVESTORS (CERIDIAN) II, LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THL EQUITY FUND VI INVESTORS (CERIDIAN) III, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THL EQUITY FUND VI INVESTORS (CERIDIAN) IV, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THL EQUITY FUND VI INVESTORS (CERIDIAN) V, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THL EQUITY FUND VI INVESTORS (CERIDIAN) VI, LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THL COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		THL OPERATING PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019	GREAT-WEST INVESTORS, L.P.
By: Thomas H. Lee Advisors, LLC,
its Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019		PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC
By: Putnam Investments Holdings, LLC,
its Managing Member
By: Putnam Investments, LLC,
its Managing Member
By: Thomas H. Lee Advisors, LLC,
its Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Exhibit A

Joint Filing Agreement

The undersigned hereby agree as follows:

(i)  Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)  Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 14, 2019	THOMAS H. LEE ADVISORS, LLC
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL HOLDCO, LLC

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THOMAS H. LEE PARTNERS, L.P.
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY ADVISORS VI, LLC
By: Thomas H. Lee Partners, L.P.
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THOMAS H. LEE EQUITY FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY FUND VI INVESTORS (CERIDIAN), LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY FUND VI INVESTORS (CERIDIAN) II, LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY FUND VI INVESTORS (CERIDIAN) III, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY FUND VI INVESTORS (CERIDIAN) IV, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY FUND VI INVESTORS (CERIDIAN) V, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY FUND VI INVESTORS (CERIDIAN) VI, LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL OPERATING PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

GREAT-WEST INVESTORS, L.P.
By: Thomas H. Lee Advisors, LLC,
its Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC
By: Putnam Investments Holdings, LLC,
its Managing Member
By: Putnam Investments, LLC,
its Managing Member
By: Thomas H. Lee Advisors, LLC,
its Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director